Exhibit 99.1

Synergy Pharmaceuticals Announces Acceptance of New Drug Application for Plecanatide, a Novel Uroguanylin Analog, in Chronic Idiopathic Constipation

PDUFA target action date of January 29, 2017

NEW YORK—(BUSINESS WIRE)—Synergy Pharmaceuticals Inc. (SGYP), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today announced the U.S. Food and Drug Administration (FDA) has determined that the company’s New Drug Application (NDA) for plecanatide, its first uroguanylin analog, for the treatment of chronic idiopathic constipation (CIC) is sufficiently complete to permit a substantive review. The FDA Prescription Drug User Fee Act (PDUFA) target action date is January 29, 2017.

“This is a transformative milestone for our company and reflects our relentless commitment to bringing meaningful treatment options to patients suffering from GI diseases,” said Gary S. Jacob, Chairman and Chief Executive Officer of Synergy Pharmaceuticals. “If approved, we believe plecanatide will become an important new treatment option that will benefit patients with CIC. I want to thank the Synergy employees and outside consultants working on the CIC NDA for their hard work and dedication which contributed to this important milestone.”

The NDA for plecanatide is supported by two double-blind placebo-controlled phase 3 trials and one open-label long term safety study. A total of more than 2,700 patients with CIC received a once-daily dose of either plecanatide or placebo across the two placebo-controlled trials. Additionally, over 3,500 patients were exposed to plecanatide in the CIC clinical development program.

About Plecanatide

Plecanatide is our first uroguanylin analog currently being evaluated for use as a once-daily tablet for the treatment of two functional GI disorders, CIC and irritable bowel syndrome with constipation (IBS-C). Plecanatide is a 16-amino acid peptide that is structurally similar to uroguanylin with the exception of a single amino acid change. Plecanatide is designed to replicate the function of uroguanylin, a naturally occurring GI peptide, by working locally in the upper GI tract to stimulate digestive fluid movement and support regular bowel function. In 2015, we announced positive phase 3 data with plecanatide in two pivotal CIC clinical trials and on January 29, 2016 the company filed its first NDA for plecanatide in CIC. We presently have two ongoing phase 3 clinical trials with plecanatide in IBS-C and intend to file our second NDA in IBS-C by the end of this year. We expect top-line data results from both pivotal IBS-C trials in the third quarter of this year.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. Our proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. Dolcanatide is our second uroguanylin analog currently being explored for inflammatory bowel disease. Dolcanatide is designed to be an analog of uroguanylin with enhanced resistance to standard digestive breakdown by proteases in the intestine. In January 2016, we announced positive data with dolcanatide in a phase 1b trial with ulcerative colitis patients. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

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Contact:

Synergy Pharmaceuticals:
Gem Hopkins, 212-584-7610
VP, Investor Relations and Corporate Communications
ghopkins@synergypharma.com